MEMORANDUM OF UNDERSTANDING BETWEEN ECOPETROL AND
                     THE ASSOCIATED PARTY (AMOCO, HONDO AND OPON)
                         IN THE "OPON" CONTRACT ASSOCIATION.

          This Memorandum of Understanding is made between: For one party, EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL (hereafter ECOPETROL) an industrial and commercial enterprise of the State created by law 165 in 1948 and presently controlled by statutes approved by means of Decree 1209 of June 15, 1994 with principal office in Santafe de Bogota, represented by JUAN MARIA RENDON GUTIERREZ, adult, identified by citizenship card number 17,125,100 issued in Santafe de Bogota, residing in said city, who in his position as President acts in name and representation of said Enterprise, duly authorized by the Board of Directors of the same, as stated in Act number 2107 of July 11, 1995. For the other party (hereafter "THE ASSOCIATES") AMOCO COLOMBIA PETROLEUM COMPANY (hereafter AMOCO) a corporation established in accordance with the laws of Delaware, with a branch office established in Colombia, as set forth in public deed number 1,953 of March 19, 1991, executed before Notary No. 5 of Santafe de Bogota D.C., represented by GREGORY P. WILLIAMS, adult, identified by tourist card No. 260,005 issued in Santafe de Bogota, residing in said city; HONDO MAGDALENA OIL & GAS LIMITED (hereafter HONDO) an association established in accordance with the laws of Jersey - Channel Islands, with a branch office established in Colombia as set forth in public deed number 944 of December 3, 1990 before Notary No. 45 of Santafe de Bogota, D.C., represented by JOHN JOSEPH HOEY, adult, identified by United States passport No. 150151531, residing in Santafe de Bogota and OPON DEVELOPMENT COMPANY (hereafter OPON DEVELOPMENT), a company established in conformity with the laws of Colorado, United States of America, with a branch office established in the Republic of Colombia, as set forth in public deed number 3,022 of August 21, 1987 before Notary No. 11 of Santafe de Bogota, represented by Sergio Rueda Ferreira, adult, identified by citizenship card number 2,031,832 issued in Santafe de Bogota, residing in the same city.


          The Associates form a party of the OPON Association Contract ("the Association Contract"), dated the 15th of July, 1987, with the modifications agreed upon in relation to the area of the contract known as OPON, with the discovery of natural gas known as the OPON Field.

          In conformance with the Association Contract, ECOPETROL and the Associates have the right to take and separately dispose of their proportionate shares of the total volume of hydrocarbons that may be produced in the OPON field.

          In accordance with the Association Contract, Ecopetrol has the right to participate in the production of the OPON Association, pursuant to Clause 9 of the Association Contract, once the commerciality of the OPON Field is declared.













          This Memorandum of Understanding contains the basic principles for the utilization of the OPON gas arising from the project of early production in this field, which will be the subject of a detailed agreement between the parties.

          Now, by virtue of the previous considerations, it is agreed:

          A.   The Associates assume the following obligations:

               1. Complete engineering and design work on pipeline, processing facilities at El Centro and well site facilities.

               2. Complete environment assessment on pipeline corridor and wellsite facilities and secure environmental permits.

               3.   Complete right of way acquisition.

               4.   Prepare and receive quotes for all construction work.

               5. Order miscellaneous material required to produce and deliver gas to Barrancabermeja.

          B.   Ecopetrol is obligated to:

               1. Purchase 40 MMcfd of natural gas from the Opon Association on a take-or-pay basis for a term of 15 years to the extent that gas is available. In addition, Ecopetrol will purchase an additional 40 MMcfd of natural gas from the Opon Association on a take-or-pay basis for a term of 3 years to the extent that gas is available. Ecopetrol shall have the right to make up volumes of gas paid for but not taken from any gas volumes in excess of the contracted volumes that may be transported from the Opon field to Barrancabermeja.

                    Ecopetrol may at its option jointly market with Associates up to 40 MMcfd to mutually acceptable third party end-users subject to being acceptable in accordance with the CREG Regulations. Ecopetrol's obligation to purchase 80 MMcfd during the first 3 years may be reduced by an amount equal to the take-or-pay volumes delivered to such third party end-users. Ecopetrol's take-or-pay obligation to the Opon Association shall in no event be less than 40 MMcfd for 15 years.





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               2.   Ecopetrol and the Associates will jointly market to
                    third parties all natural gas from the Opon Association Contract Area in excess of the volumes mentioned in Paragraph 1 subject to being acceptable in accordance with the CREG Regulations.

               3. Ecopetrol will guarantee gas volumes up to a maximum of 40 MMcfd jointly marketed by Ecopetrol and the Associates to third party end-users to the extent that the Associates cannot deliver such volumes and Ecopetrol has the volumes available during the first 3 years. Sales made by Ecopetrol and Associates to third party end-users shall take priority over sales to Ecopetrol's refinery at Barrancabermeja.

               4. The price to be paid for natural gas pursuant to the volumes mentioned in Paragraph 1 shall be as follows:

                    (i) in accordance to the formula in Exhibit A, plus the tariffs in number 5, part B, of this memorandum;

                    (ii) for the volume of gas paid for but not taken by
                         Ecopetrol, the formula outlined in Exhibit A, plus the tariffs pursuant to number 5, part B, of this memorandum, that would have been received by the Associates.

                    However, all parties agree that the pricing will be subject to the maximum gas price permitted under the CREG Regulations.

               5. The tariffs to be charged to Ecopetrol and/or third parties for natural gas and hydrocarbon liquid transportation from the Opon Field to the refinery at Barrancabermeja will be calculated to be sufficient for the Associates to cover funding cost and provide a thirteen and two tenths percent (13.2%) rate of return after Colombian taxes on pipeline investments (currently estimated to be $56.5 million US) pursuant to Exhibit B. The tariffs pursuant to this Paragraph will be adjusted based on actual pipeline investments, actual operating costs, and actual throughput.

               6. The tariff to be paid to Ecopetrol by the Associates will for gas processing be sufficient for Ecopetrol to cover funding costs and provide a thirteen and two tenths percent (13.2%) rate of return after Colombian taxes on the El Centro gas processing plant investments required to handle incremental production from the Opon Field (currently estimated to be $18.2 million US) pursuant to Exhibit C.

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               7.   Ecopetrol and Associates will negotiate in good faith
                    and if mutually acceptable terms are reached execute a gas sales contract as soon possible.

               8. Associates and Ecopetrol shall have the right to lift and sell domestically or internationally their respective shares of natural gas liquids and condensate produced from the wells and/or processed at El Centro and/or other facilities. However, it is the intention of the Parties to sell from the Opon Field the condensate and natural gas liquids produced at the gas processing facility at El Centro to Ecopetrol. The Parties agree to negotiate a mutually acceptable sales contract for the condensate and natural gas liquids as soon as possible.

               9. Associates agree to pay all costs incurred prior to July 1, 1995, up to a maximum of 10% of the pipeline costs (currently estimated to be $56.5 million US). Ecopetrol's share of these costs will be reimbursed from the production from the wells pursuant to the Association Contract. Once the field is declared commercial, all costs incurred after July 1, 1995 for the pipeline costs will be paid in cash by Ecopetrol and Associates in the proportions contemplated pursuant to the Association Contract.

                    Wellhead and facilities costs for the Opon #3 and #4 wells will be reimbursed twenty percent (20%) in kind and eighty percent (80%) in cash once such costs are incurred and commerciality is declared.

               10. In the event Opon #4 results are not geologically satisfactory to the Associates and as a result Ecopetrol and the Associates decide not to proceed with the pipeline, then Ecopetrol shall reimburse Associates 100% of the pipe costs and 50% of associated expenses which estimate of costs and associated expenses is attached as Exhibit D. In that event, Ecopetrol shall have ownership of the pipe.

                    In the event Opon #4 results are not geologically satisfactory to the Associates, and Ecopetrol constructs the pipeline and one or more of the Associates do not participate, the Associates that do not participate agree to negotiate in good faith a tariff arrangement for the transportation and processing of natural gas and the transportation of hydrocarbon liquids. Such tariff shall be sufficient for Ecopetrol to cover its investment on behalf of the non-participating Associates and provide a thirteen and two tenths percent (13.2%) rate of return after

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                    Colombian taxes on such investment. In the event Amoco
                    does not participate, then Ecopetrol shall reimburse Amoco 100% of the pipe cost and 100% of associated expenses which estimate of costs and associated expenses is attached as Exhibit D. In that event, Ecopetrol shall have ownership of the pipe.

                    In the event the Opon #4 is not successful for mechanical reasons and the La Paz formation is not reached, the Associates agree to drill a replacement well for Opon #4 pursuant to the Association Contract and in that event, the Associates and Ecopetrol agree to proceed with the installation of a pipeline as defined herein.

               11. If Associates are required to pay any new or increased taxes, duties, fees, or other charges related to natural gas sales and/or transportation to any entity of Colombia that adversely effect Associates after the effective date of the Gas Sales Contract, then Ecopetrol shall reimburse associates for any such payments made by Associates.

               12. Ecopetrol shall be bound by the terms of this Memorandum of Understanding whether or not Ecopetrol agrees the OPON Field is commercial pursuant to Clause
                    9.1 of the Association Contract.

               13. The terms agreed upon in numbers 1, 2, 3, 4, 7, 8, 10 (second paragraph) and 11 of part B are totally independent of the obligations originally assumed in the OPON Association Contract.

          The parties agree to cooperate and use due diligence in completing the project so that gas can be delivered to Barrancabermeja as early as possible in 1996.

          This Memorandum of Understanding has been executed in Santafe de Bogota, on the 26th day of July, 1995.

          /s/ Gregory P. Williams
          AMOCO COLOMBIA PETROLEUM COMPANY

          /s/ John J. Hoey
          HONDO MAGDALENA OIL & GAS LIMITED

          /s/ Sergio Rueda F.
          OPON DEVELOPMENT COMPANY

          /s/ Juan Maria Rendon
          EMPRESA COLOMBIANA DE PETROLEOS
                    ECOPETROL

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                                      EXHIBIT A

          FORMULA FOR FIXING THE PRICE OF GAS ON A MMBTU EQUIVALENT BASIS

          The liquidation of the price of natural gas will be made in accordance with the following formula:

               P1 = Po x (FO1/FOo), where P1 is the price in dollars per million BTU (US$/MBTU) to be fixed for the semester; Po is the price (US$/MBTU) in effect during the previous semester; FO1 is the average computed of the export price of fuel oil of ECOPETROL (FOB Cartagena) during the semester immediately previous to the one for which the price will be established; FOo is the average computed of the price of fuel oil (FOB Cartagena) during the same semester of the year previous to the one for which the price will be established. The value of Po, for the first semester of 1995, was US$1.03/MBTU. The value of FO1, for the first semester of 1995, was US$14.68/barrel. The value of FOo for the second semester of 1994, was $12.87/barrel. The price will be readjusted each semester on the first day of the months of January and July of each year. After the lst of July, 1995, the calculation will be made using two decimal numbers and the result will be rounded off in such a way that the cents of a dollar will be rounded to the nearest when the thousandths are equal to or more than 5 and will be left same (equal) when the thousandths are less than 5.

          The payment will be made in United States of America dollars up to a maximum of seventy-five (75%) percent of the price of unassociated natural gas that is processed and produced in Colombia.






















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